CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT


June 27, 2003



U.S. Securities and Exchange Commission
450 5th Street, N.W.
Washington, D.C. 20549

     Re: Consent to be named in the S-8 Registration Statement of Rescon Technology Corp., a Nevada corporation (the "Registrant"), SEC File No. 000-13822, to be filed on or about June 30, 2003, covering the registration and issuance of 750,000 shares of common stock to three individual consultants

Ladies and Gentlemen:

     We hereby consent to the use of our report for the years ended August 31, 2002, 2001 and for the period from reactiviation (July 14, 1999) through August 31, 2002, dated November 22, 2002, in the above referenced Registration Statement. We also consent to the use of our name as experts in such Registration Statement.



     /s/ Mantyla McReynolds

     Mantyla McReynolds
     Certified Public Accountants